EXHIBIT 99.C1


Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 21, 1997 accompanying the financial statements of The Manufacturers Life Insurance Company of America and to the use of our report dated January 31, 1997 accompanying the financial statements of Separate Account Four of The Manufacturers Life Insurance Company of America, in post-effective amendment No. 23 to the Registration Statement No. 33-13774 on Form S-6 and related prospectus of Separate Account Four of The Manufacturers Life Insurance Company of America.

                             Ernst & Young LLP

                             ERNST & YOUNG LLP

Philadelphia, Pennsylvania

April 28, 1997